Exhibit 23.1

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statement No. 333-33848 of Trism, Inc. on Form S-3 of our report dated April 9, 2001 (April 27, 2001 as to Note 6) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Trism, Inc. for the year ended December 31, 2000.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Atlanta, Georgia
May 1, 2001